UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 17, 2008

House of Taylor Jewelry, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-25377 (Commission File Number)	33-0805583 (IRS employer identification no.)
9200 Sunset Blvd. Suite 425 West Hollywood, California	90069
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(310) 860-2660

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On June 20, 2008, the Registrant received a Notice of Termination of the License Agreement that the Registrant entered into with Interplanet Productions, Ltd on May 18, 2005 and that was filed as an exhibit to the Registrant’s Form SB-2 that was filed on September 23, 2005.  Interplanet Productions Ltd is the marketing entity through which Dame Elizabeth Taylor brings her jewelry line of branded products to the marketplace. The Licensing Agreement provided the Registrant with the exclusive worldwide use of the House of Taylor Jewelry name and, subject to Interplanet’s approval, a broad, exclusive license to manufacture, market and enter into sublicense agreements for the manufacture and marketing of all categories of jewelry, including diamonds, colored stones, pearls, semiprecious stones, watches, costume jewelry and bridal adornment under the Elizabeth, ET and House of Taylor marks and related marks, as part of the House of Taylor jewelry collections. A copy of the Notice of Termination with Interplanet Productions, Ltd is attached to this report as Exhibit 99.1.

On June 20, 2008, the Registrant received a Notice of Termination of the License Agreement that the Registrant entered into with Sandbox Jewelry LLC on May 18, 2005 and that was filed as an exhibit to the Registrant’s Form SB-2 that was filed on September 23, 2005. The License Agreement with Sandbox Jewelry, LLC, a subsidiary of Kathy Ireland Worldwide, provided the Registrant with an exclusive license to distribute jewelry, including gold, silver, diamond, pearl and semi-precious jewelry, under the Kathy Ireland mark and related marks as part of the House of Taylor Jewelry collection in the United States, Puerto Rico, the U.S. Virgin Islands and Canada. A copy of the Notice of Termination with Sandbox Jewelry LLC is attached to this report as Exhibit 99.2.

The Registrant is dependent on the License Agreements with Interplanet Productions, Ltd and Sandbox Jewelry LLC for the implementation of our branded business model. With the termination of the License Agreements, we are obligated to change the name of our business and we will no longer be able to sell jewelry under the House of Taylor Jewelry brands and designs. The termination of the License Agreements will have a material adverse impact on our relationship with our suppliers, retailers and consumers and it is unlikely that Registrant can remain in business and may be compelled to liquidate.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers.

Item 5.02(b): Departure of Director or Principal Officers

On June 19, 2008, Mr. Peter Mainstain resigned as a Director of the Registrant. On June 23, 2008, Mr. Lyle M. Rose advised the Registrant that he considers the non payment of his salary, as described below, as his termination as President and CEO of the Registrant.  Mr. Rose further advised the Registrant that he is entitled to a severance payment for the balance of one year’s salary or approximately $150,000.

Item 8.01. Other Events

Under the existing Loan Agreement, which was filed as an exhibit to the Registrant’s Form 8-K that was filed on October 18, 2007, with New Stream Secured Capital, L.P. (“New Stream”), Registrant 's secured lender, all funds received by Registrant are deposited into a restricted account of New Stream to which Registrant has no access. To maintain operations, Registrant is dependent on funds that New Stream advances against a percentage of available collateral as determined under the Loan Agreement. As of the date of this report, New Stream has substantially "over-advanced" Registrant against the available collateral of inventory and accounts receivable. Registrant is not in compliance with the Loan Agreement and New Stream has informed Registrant that it is evaluating all rights and remedies that may be available to it under the loan agreements and applicable law, including without limitation the right to take possession of all inventory, work in process, and other tangible and intangible collateral. Upon exercise of those steps by New Stream, Registrant expects that it will be compelled to liquidate its assets and operations. Registrant has been exploring all funding options but has no immediate likelihood of obtaining any funds as of this date. On June 17, 2008, New Stream significantly reduced the amount of the funds provided to the Company which has resulted in the Company no longer able to pay the salaries of all the employees.  As such, the Registrant terminated five employees and informed Mr. Lyle Rose, our President and CEO that the Registrant could no longer pay his salary.  Please see 5.02(b) above with respect to Mr. Rose’s position on this matter.  The Registrant is cooperating with New Stream under our obligations of the Loan Agreement. As a result of these and other business conditions including the economy, Registrant’s business has continued to deteriorate materially and especially in light of the terminations of our licenses as described above, it is unlikely that Registrant can remain in business and may be compelled to liquidate.

 (c) Exhibits

Exhibit No.	Description
99.1	Termination Notice from Interplanet Productions, Ltd.

99.2	Termination Notice from Sandbox Jewelry, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2008	House of Taylor Jewelry, Inc.
/s/ Bob Rankin
Bob Rankin, Chief Financial and Operating Officer